Exhibit 4.17

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled “Technical Report on the Palangana and Hobson Uranium In-Situ Leach Project, Duval and Karnes Counties, Texas” dated November 10, 2005, and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Robert E. Blackstone
Robert E. Blackstone